Exhibit 10.20

Oruka Therapeutics, Inc.

Non-Employee Directors Compensation Program

Each of our non-employee directors receives compensation pursuant to the non-employee director cash and equity compensation program adopted by our Board. This program provides for the following annual cash retainers:

Annual Cash Retainer	$40,000
Annual Board Chair Retainer	$30,000
Audit Committee Retainers:
Chair	$15,000
Non-Chair Member	$7,500
Compensation Committee Retainers:
Chair	$12,000
Non-Chair Member	$6,000
Nominating and Corporate Governance Committee Retainers
Chair	$10,000
Non-Chair Member	$5,000

In connection with the Company’s annual meeting of stockholders, each member of the Board will receive an annual grant of stock options to purchase 17,500 shares of common stock, which will vest in equal monthly installments over 12 months so long as such director joined the Board prior to January 1 of the year in which such annual meeting occurs. In addition, in connection with a non-employee director’s initial appointment to the Board, they will receive an initial grant of stock options to purchase 35,000 shares of common stock, which will vest in equal monthly installments over 36 months.

All members of the Board are also reimbursed for reasonable and documented out-of-pocket travel and lodging expenses incurred in connection with attending meetings and activities of the Board and its committees.